Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PDT, July 29, 2003 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PDT, Tuesday, July 29, 2003 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 1-800-915-4836.  International callers please dial 1-973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 1-800-428-6051 and from international locations at 1-973-709-2089; passcode 297470.

ADVANCED POWER TECHNOLOGY
REPORTS SECOND QUARTER 2003 RESULTS

Bend, Oregon, July 29, 2003 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the second quarter ended June 30, 2003.

•                  Revenues of $12.5 million, up sequentially 11.9 percent

•                  Net loss per share of $(0.01) in accordance with generally accepted accounting principles (GAAP)

•                  Pro forma net income per diluted share of $0.01, excluding certain non-cash purchase accounting charges

•                  Gross margin on a GAAP basis up to 35.5 percent, a sequential increase of 750 basis points

•                  Pro forma gross margin sequential increase of 720 basis points to 37.7 percent, excluding certain non-cash purchase accounting charges

Second quarter of 2003 revenues were $12.5 million, up 16.8 percent from $10.7 million for the second quarter of 2002, and up 11.9 percent from $11.2 million for the first quarter of 2003.

The net loss for the second quarter of 2003 in accordance with GAAP was $119,000, or $(0.01) per share, compared to the second quarter of 2002 net loss of $545,000 or $(0.05) per share and compared to the first quarter of 2003 net loss of $1.0 million or $(0.10) per share.

Pro forma net income for the second quarter of 2003 was $72,000 or $0.01 per diluted share, compared to a pro forma net loss of $26,000 or $(0.00) per share in the year-ago quarter, and a pro forma net loss of $663,000 or $(0.06) per share in the first quarter of 2003.  Pro forma gross margin for the second quarter of 2003 was 37.7 percent of revenue compared to 33.9 percent in the year-ago quarter and 30.5 percent in the prior quarter. Pro forma net income (loss) and pro forma gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, excludes non-cash charges related to the acquisitions of GHz Technology, Inc. in January 2002 and Microsemi RF Products, Inc. in May 2002 and a severance charge associated with reduction of personnel, incurred in the first quarter of 2003.  A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.

Consistent with GAAP, goodwill and intangible assets are carried on the Company’s balance sheet at fair value at acquisition and reviewed at least annually for impairment or when other indications of potential impairment are present.  The Company performed this impairment analysis in the second quarter of 2003.  The results of this analysis indicated that as of June 30, 2003 there was no impairment to the Company’s goodwill or intangible assets.

Patrick Sireta, Chief Executive Officer commented, “I am pleased with our second quarter financial results which met or exceeded the high end of the improved guidance we gave in our June 18, 2003 press release and which were substantially better than our original guidance given on April 23, 2003. Particularly significant is the strengthening of our gross margin.”

“In addition, the actions we have taken over the last several quarters including actions to reduce payroll expense, continuously improve manufacturing yields and efficiencies, and strictly control discretionary spending also contributed to the improved profitability of our Company. We expect to further realize the benefit of these actions in the second half 2003. The move to consolidate our Pennsylvania wafer fabrication operations into our Bend, Oregon facility continues to progress on plan and is targeted for completion by the second quarter 2004.”

“Our book-to-bill ratio in the second quarter closed at 0.97, a slight improvement over the first quarter 2003 book-to-bill of 0.95.  We experienced another solid quarter of design wins in the second quarter with 17 design wins.”

“We continue to maintain a strong balance sheet with cash and marketable securities of $18.6 million and $70.2 million in stockholders’ equity with only $30,000 of total debt. This gives us the ability to continue to make the necessary investments in our future,” concluded Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after July 29, 2003.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the third quarter ending September 30, 2003 are expected to be in the range of $12.3 million to $12.9 million, essentially flat to moderately up from the second quarter 2003. We anticipate a continued increase in the percent of revenues dependent on orders to be received that are expected to be shipped within the same quarter.

At the anticipated revenue levels indicated above, pro forma gross margin for the third quarter of 2003 is expected to be in the 34 percent to 37 percent range. Our gross margin is on an improving trend from prior quarters and we are encouraged by the progress we are making toward our financial model of 42 percent. However we do not expect to benefit to the same degree in the third quarter of 2003 from the simultaneous occurrence of increased wafer fab utilization and strong RF product content in our revenues, about 52 percent, that led to the second quarter pro forma gross margin of 37.7 percent, a 720 basis points improvement from the first quarter pro forma gross margin of 30.5 percent.

Operating expenses in the third quarter of 2003 are expected to be approximately 34 percent to 36 percent of revenues. These operating expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and include approximately $250,000 of legal expenses associated with ongoing patent litigation. Interest income in the third quarter of 2003 is expected to be approximately $60,000.

On a before tax basis, the non-cash purchase accounting charges associated with acquisitions for the third quarter of 2003 are expected to be $279,000 in cost of goods sold and $11,000 in SG&A expenses. The tax effect of these charges is expected to be $104,000.

Overall, the pro forma net earnings per share for the third quarter of 2003, excluding non-cash purchase accounting charges related to acquisitions, are expected to range from $0.00 per diluted share to a net profit of $0.02 per diluted share.

Mr. Sireta commented, “After the rapid sequential revenue growth and profitability improvement we experienced in the second quarter of 2003, we expect third quarter sequential changes to be more modest. This is primarily due to the nature of our business in the military & aerospace market, where shipments tend to occur in a less even and consistent quarter-to-quarter pattern than in the other markets we serve, and to the short-term uncertainty associated with the semiconductor capital equipment market.”

“Looking beyond the quarter-to-quarter percent changes, we are very encouraged by the momentum we see developing, on the revenue side as a result of the designs we have won, and on the cost side as a result of the actions we have taken. We believe that we are on the path leading to our target pro forma financial model of 42 percent gross margin, 17 percent operating profit and 11 percent net profit after tax, based on a quarterly revenue level of about $18 million. It is our goal to meet this financial model at approximately an eighteen to twenty four month horizon.”

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications.  The Company’s products are used in communications and data processing, semiconductor capital equipment, industrial/medical, and military/aerospace markets.  Important information about Advanced Power Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2002 Form 10K filed on March 25, 2003 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and
Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:  gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues, net	$12,487	$10,694	$23,646	$18,933

Cost of goods sold	7,777	7,074	15,529	12,686
Amortization of technology rights & other	280	565	564	957
Total cost of goods sold	8,057	7,639	16,093	13,643

Gross profit	4,430	3,055	7,553	5,290

Operating expenses:
Research and development	668	960	1,501	1,981
Selling, general and administrative	3,703	3,023	7,634	5,533
In-process research and development charges	—	211	—	2,108
Total operating expenses	4,371	4,194	9,135	9,622

Income (loss) from operations	59	(1,139)	(1,582)	(4,332)

Other income (expense), net:
Interest, net	52	162	108	381
Other, net	(145)	(48)	(134)	(9)

Loss before income taxes	(34)	(1,025)	(1,608)	(3,960)

Provision (benefit) for income taxes	85	(480)	(480)	(850)

Net loss	$(119)	$(545)	$(1,128)	$(3,110)

Net loss per share:
Basic and diluted	$(0.01)	$(0.05)	$(0.11)	$(0.31)
Weighted average number of shares used in the computation of net loss per share:
Basic and diluted	10,404	10,356	10,402	10,105

ADVANCED POWER TECHNOLOGY, INC
SUPPLEMENTAL PRO FORMA DISCLOSURES *
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)
(In thousands except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Reported GAAP net loss	$(119)	$(545)	$(1,128)	$(3,110)

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	215	539	339
Inventory fair value adjustment	—	308	—	534
Deferred compensation amortization	11	42	25	84

Research and development expense:
Deferred compensation amortization	—	18	—	36

Selling, general and administrative:
Deferred compensation amortization	14	48	31	94
Severance charge			240

In-process research and development charges	—	211	—	2,108

Tax effect of pro forma adjustments	(103)	(323)	(298)	(498)
Pro forma net income (loss)	$72	$(26)	$(591)	$(413)

Pro forma net income (loss) per share:
Basic	$0.01	$(0.00)	$(0.06)	$(0.04)
Diluted	$0.01	$(0.00)	$(0.06)	$(0.04)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,404	10,356	10,402	10,105
Diluted	10,842	10,356	10,402	10,105

* Supplemental pro-forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our recent acquisitions.

ADVANCED POWER TECHNOLOGY, INC
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2003	Dec. 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,884	$6,708
Short term investments in available-for-sale securities	6,751	10,452
Accounts receivable, net	7,375	6,899
Inventories, net	12,699	11,949
Prepaid and other current assets	2,359	2,521
Total current assets	40,068	38,529

Property and equipment, net	10,084	10,617
Long term investments in available-for-sale securities	1,000	2,000
Other assets	111	109
Intangible assets, net	9,349	9,887
Goodwill	15,570	15,806
Total assets	$76,182	$76,948

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,416	$2,873
Accrued expenses	2,128	2,475
Total current liabilities	5,544	5,348

Other long term liabilities	418	428
Total liabilities	5,962	5,776

Stockholders’ equity:
Common stock	105	105
Additional paid in capital	88,507	88,490
Treasury stock	(1,700)	(1,700)
Deferred stock compensation	(84)	(171)
Accumulated other comprehensive income	238	166
Accumulated deficit	(16,846)	(15,718)
Total stockholders’ equity	70,220	71,172
Total liabilities and stockholders’ equity	$76,182	$76,948